DEVELOPMENT AGREEMENT

     THIS AGREEMENT ("Development Agreement") dated this 1st day of March 2001, between Hitachi Digital Media Products Division of Hitachi, Ltd., a Japanese corporation having its principal place of business at 1410 Inada, Hitachinaka-shi, Ibaraki-ken, 312-8505 Japan ("Hitachi"), and Exabyte Corporation, a Delaware corporation, having its principal place of business at 1685 38th Street, Boulder, Colorado 80301 ("Exabyte").

W I T N E S S E T H :

     WHEREAS, Exabyte desires to have designed and developed an 8mm 100/12 (gig/sec) data storage device; and

     WHEREAS, Hitachi has previously designed an 8mm deck for video storage applications; and

     WHEREAS, Hitachi has facilities, equipment and employees which permit it to undertake the development of the unique components to adapt the existing deck to a data storage device; and

     WHEREAS, Exabyte and Hitachi are willing to enter into an agreement under which Hitachi will undertake such design and development for Exabyte;

     NOW THEREFORE, in consideration of the covenants and agreements contained herein, Exabyte and Hitachi hereby agree as follows:

1.     DEFINITIONS

     1.1     "Base Product" as used herein shall mean Exabyte's existing M2 deck system for data storage application. .

     1.2     "Development" as used herein shall mean the design and development of drum assembly and improvements of deck mechanism, for the conversion of Base Product into Product as set forth in Exhibit A except for the front load mechanism.

     1.3     "Development Prototypes" as used herein shall mean the prototypes identified in Exhibit A.

     1.4     "Final Specifications" as used herein shall mean a complete detailed statement of design of and functions to be performed by the Product, to be provided pursuant to Section 2.3.

     1.5     "Payment Term" as used herein shall mean the term of payments by Exabyte to Hitachi as set forth in Exhibit B.

     1.6     "Preliminary Specifications" as used herein shall mean an initial statement of design of and function to be performed by Product as shown in Exhibit C.

     1.7     "Product" as used herein shall mean the 8mm data storage device consisting of the Base Product as modified by the development carried out pursuant to this Development Agreement and as described in and limited by the Preliminary Specifications until Final Specifications are available at which time Final Specifications shall apply.

2.     DEVELOPMENT

     2.1     Performance of Tasks. Subject to the terms and conditions contained in this Development Agreement, Hitachi hereby agrees to carry out the Development of the Product in accordance with Exhibit A and to deliver Development Prototypes in accordance with Section 2.2.

     2.2     Delivery of Development Prototypes. Hitachi agrees to deliver to Exabyte Development Prototypes in accordance with the schedule set forth in Exhibit A. Exabyte agrees to notify Hitachi within thirty (30) days of delivery if, in Exabyte's reasonable opinion, Development Prototypes fail to meet applicable specifications. Failure of Exabyte to so notify Hitachi within such thirty (30) days shall constitute agreement by Exabyte that such Development Prototype meets all the pertinent requirements. Upon receipt by Hitachi of such written notification that an item delivered does not, in Exabyte's reasonable opinion, meet the requirements of a Development Prototype, Hitachi shall commence diligently and in good faith to verify and rectify any specified deficiencies, if any, and to deliver an item as to which such specified deficiencies are corrected. Exabyte shall give Hitachi access to all test and other evaluation data generated by or for Exabyte with respect to Exabyte's evaluation of Development Prototype delivered to Exabyte under this Development Agreement.

     2.3     Specifications. Exabyte and Hitachi shall act diligently and as expeditiously as possible in reaching an agreement on Final Specifications. The Final Specifications shall replace entirely all previous specifications, including Preliminary Specifications.

3.     PAYMENT

     3.1     Exabyte agrees to pay Hitachi for development of Product in accordance with this Development Agreement. Tooling and engineering costs (NRE) shall be paid in accordance with the Payment Terms set forth in Exhibit B. Exabyte shall own tooling upon payment for such tooling by Exabyte to Hitachi.

4.     TERMINATION

     4.1     Termination

          4.1.1          Phase Termination. Exabyte may terminate this Development Agreement if Exabyte and Hitachi reasonably conclude that Hitachi is unable to either (1) deliver a Development Prototype on a timely basis, or (2) in a timely manner correct a deficiency in accordance with Section 2.2.

          4.1.2          Noticed Termination. Either party may unilaterally terminate this Development Agreement at any time by giving written notice of such termination to the other party provided that Hitachi agrees to provide Exabyte with at least one year advance written notice of any termination by Hitachi that is not the result of Exabyte's material breach of this Development Agreement after a reasonable cure period.

          4.1.3          Expiration. This Development Agreement shall expire under its normal terms upon satisfactory completion of Development Verification Testing as set forth in Exhibit A.

     4.2     Rights and Obligations Upon Termination. Termination shall not relieve Exabyte from an obligation to make any payments under this Development Agreement for Development Prototypes which have been accepted by Exabyte and tooling and NRE charges which have been approved by Exabyte in writing and paid for by Hitachi. Upon any termination by Hitachi, Hitachi agrees to deliver to Exabyte all technical information produced prior to termination relating to Product including documentation and other tangible manifestation of development, provided, however, that nothing herein shall provide Exabyte with rights to Base Product. The rights and obligations set forth in Sections 5 and 6 shall survive the termination of this Development Agreement.

5.     INTELLECTUAL PROPERTY

     5.1     Inventions and Test Data. Any design, developments, inventions, know-how, computer programs or technical information which result from the Development including, without limitation, the copyright, patent and all other proprietary rights, including intellectual property rights relating thereto ("Development Rights"), shall be owned by Exabytesubject to the rights of the parties as set forth below:

          1)     Exabyte and its affiliates shall own and may perpetually use the Development Rights for any application;

          2)     Hitachi and its affiliates shall be licensed and may perpetually use the Development Rights on a royalty-free basis for any and all VCR and Camcorder and image storage applications and for any other applications that are not primarily directed to data storage;

          3)     Except for the supply of Product to Exabyte as set forth in Section 7, Hitachi and its affiliates agree not to use or license the Development Rights on behalf of itself or third parties for data storage applications without the prior written consent of Exabyte.

          2)     Neither party shall have any rights in any other inventions made by the other party outside of the Development Agreement including any rights by the other party's with respect to Base Product.

          3)     Each party grants to the other party a limited, non-exclusive, royalty-free license, without the right to sublicense, of all patents and other proprietary rights owned by such party as is reasonably necessary for the development of Preliminary and Final Specifications, Development Prototypes and Product. The patents and other proprietary rights licensed by Hitachi to Exabyte hereunder shall be limited to those owned by the Hitachi Digital Media Products Division provided, however Hitachi represents that the Development Prototype and Product excepting the portion related to the Base Product shall not infringe the patent rights or other proprietary rights owned by any other Hitachi division or affiliates and agrees to hold Exabyte harmless with regard to any such claim. Such representation and agreement to hold harmless shall apply only to the subject matter of this Development Agreement and shall not apply to any other Exabyte product.

          6)     Any potentially patentable developments arising out of the Development shall be in processed in accordance with the Memorandum of Understanding between Hitachi and Exabyte last dated December 30, 1999 and attached hereto as Exhibit D.

          5)     Each party agrees that any transfer of technology by one party to a third party shall be limited by and subject to the rights of the other party as established pursuant to this Section 5.

     5.2     Base Product. Exabyte reserves all rights in any design, developments, inventions, know how, computer programs or technical information of Exabyte including, without limitation, the copyright, patent and all other proprietary rights with respect to the Base Product.

6.     CONFIDENTIALITY AND NON-USE

     6.1     Confidentiality. Hitachi and Exabyte shall receive from the other party under this Development Agreement certain components, parts, drawings, data sketches, plans, programs, specifications, techniques, processes, inventions and other information of a secret, confidential or proprietary nature relating to development of Product and marked as "Confidential" (hereinafter collectively referred to as "Proprietary Information"). Each party shall hold in trust and confidence, and shall not disclose to any person outside its organization, any Proprietary Information disclosed by the other party. Proprietary Information disclosed under this Development Agreement may be used by the receiving party(ies) only for the purpose for which it was disclosed. The receiving party(ies) shall disclose Proprietary Information to persons within its organization only if such persons need to know and are bound to protect the confidentiality of such Proprietary Information. The undertaking and obligations of the receiving party(ies) under this Development Agreement shall not apply to any Proprietary Information which (i) is disclosed in printed publication available to the public, is described in a patent anywhere in the world, or is otherwise in the public domain at the time of disclosure, subsequently may become the public knowledge through no fault or action of the receiving party(ies), (ii) is shown by the receiving party as a matter of record prior to the time of disclosure has already been, or subsequently may be, independently developed by the receiving party(ies), (iii) prior to the time of disclosure has already been, or subsequently may be, lawfully acquired by the receiving party(ies) from a third party having the proper right to such information without obligation of confidentiality, (iv) is generally disclosed to third parties by the disclosing party without restriction on such third parties, (v) is approved for release by written authorization of the disclosing party(ies), or (vi) is not designated by the disclosing party(ies) in writing or by the appropriate stamp or legend to be of a secret, confidential or proprietary nature. After termination and/or expiration of the Agreement, the receiving party(ies): 1) will return or certify a destruction of, all tangible Proprietary Information received from the disclosing party(ies), without retaining any copy, and; 2) upon return or destruction of such Proprietary Information, will be free to use the Residuals of such Proprietary Information for any purpose. The term Residuals shall mean such knowledge incorporating Proprietary Information as may be mentally retained in intangible form by receiving party's employees who have had rightful access to Proprietary Information ; provided, however, that Recipient does not have its employees commit such Confidential Information to memory to avoid its obligations hereof. Any obligation pursuant to this Section 6.1 shall expire three (3) years after the date of the disclosure of the subject information.

     6.2     Non-Disclosure of Development Agreement. Hitachi and Exabyte each agree not to disclose the existence of the relationship between Exabyte and Hitachi arising under this Development Agreement, the conditions of this Development Agreement or the fact that Hitachi is performing services for Exabyte without the advance written permission of the other party unless such disclosure is lawfully required to be disclosed such as information required by the Securities and Exchange Commissions regulations.

7.     SUPPLY OF PRODUCT

The parties contemplate that Hitachi will supply Product to Exabyte following completion of the Development Agreement. Exabyte agrees that Hitachi shall have the first right of refusal with regard to the supply of Product. Any such supply of Product shall be subject to separate negotiation of terms and conditions relating to Product price, quantity, configuration, and test requirements. Excepting this Article, any obligation on the part of Exabyte to purchase Product from Hitachi shall be subject to the successful conclusion of a separate supply agreement. Such supply agreement will specify the Tooling and NRE amortization to be paid by Exabyte as set forth in Exhibit B attached hereto.

8.     INDEPENDENT CONTRACTOR

Each party represents that it is an independent company that has its own regular place of business and maintains a set of books and records that reflect all items of income and expense. Each party shall operate as an independent entity and is not, and shall not represent itself to be the agent, employee, partner, joint venturer of the other party and may not obligate the other party or otherwise cause the other party to be liable under any contract or otherwise.

9.     OBLIGATION UPON ESTATE OR LEGAL REPRESENTATIVE

The rights and obligations of the parties under this Development Agreement shall not be assigned, delegated or transferred in part or in whole to any third party unless as a result of a change in control without prior written consent of the other party, which consent shall not be unreasonably withheld and shall be binding upon the successors and assigns of the parties.

10.     SUPERSEDES PRIOR AGREEMENTS

This Development Agreement supersedes any oral or written agreement previously executed by Hitachi and Exabyte relating to the subject matter of this Development Agreement.

11.     CHANGES TO THIS DEVELOPMENT AGREEMENT

This Development Agreement may be amended, terminated or superseded only by written agreement between Hitachi and Exabyte that expressly amends, terminates or supersedes this Development Agreement. The controlling language of this Development Agreement and any amendments shall be English.

12.     MAINTENANCE OF AGREEMENT

If one or more provisions of this Development Agreement should be invalid, illegal or unenforceable in any respect, the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.     EXPORT CONTROL

The parties agree not to export or re-export, directly or indirectly, (i) any technical data received from the other party under this Development Agreement, or (ii) any product, process or technical data using such received technical data, to any country to which such export or re-export is restricted or prohibited by Japanese, U.S. or other relevant laws, without obtaining prior authorization from the competent government authorities as required by those laws. This export control clause shall survive any termination or expiration of the Development Agreement.

14.     ARBITRATION

All disputes, controversies or differences which may arise between Exabyte and Hitachi ("Parties") in relation to or in connection with this Development Agreement shall be settled by amicable negotiation by both Parties. If both Parties are unable to settle such disputes, then, such disputes shall be referred to and finally settled by arbitration as set forth below. If Exabyte shall initiate arbitration proceedings, the arbitration shall be held at the Japan Commercial Arbitration Association in Japan in accordance with the rules of such Association. In case Hitachi shall initiate arbitration proceedings, the arbitration shall be held at the arbitrial organization named by Exabyte in the U.S.A. in accordance with the rules of such organization. . The award of arbitration shall bind both Parties.

15.     NOTICES

All notices, requests and other communications called for by this Development Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, to the following address:

TO:	Mr. Michio Masuda	TO:	Mr. Stephen F. Smith
	General Manager		Vice President
	Hitachi, Ltd.,		Exabyte Corporation
	Digital Media Products Division		1685 38th Street
	Video Equipments Operation		Boulder, Colorado 80301
1410 Inada, Hitachinaka-shi
Ibariki-ken, 312 8505 Japan

     IN WITNESS WHEREOF, each party has caused this Development Agreement to be executed by its duly authorized representative.

HITACHI, LTD.		EXABYTE CORPORATION
Digital Media Products Division
BY	/s/ Michio Masuda	BY	/s/ William L. Marriner
William L. Marriner
TITLE	General Manager	TITLE	President and CEO
Video Equipments Operation

DATE	March 2, 2001	DATE	March 2, 2001

EXHIBITS/APPENDIX INDEX

EXHIBITS

     A.     Development/Development Prototypes

     B.     Payment Terms

     C.     Preliminary Specification

     D.      Memorandum of Understanding